EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 3, 2012	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS, INC. ANNOUNCES

EXCHANGE OFFER FOR CERTAIN OUTSTANDING DEBT SECURITIES

Horsham, PA, February 3, 2012 — Toll Brothers Finance Corp., a wholly-owned subsidiary of Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), announced today that it has commenced a registered exchange offer to exchange new 5.875% Senior Notes due February 15, 2022 (the “New Notes”) for any and all of its currently outstanding 6.875% Senior Notes due 2012 and 5.95% Senior Notes due 2013 (collectively, the “Outstanding Notes”).

The New Notes will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $300 million aggregate principal amount of notes that Toll Brothers Finance Corp. is selling for cash (the “Cash Notes”) under its Form S-3 Registration Statement (File No. 333-178130) filed with the Securities and Exchange Commission (“SEC”) on November 23, 2011, as supplemented by the Prospectus Supplement filed on February 1, 2012. Settlement of the Cash Notes is anticipated to occur on February 7, 2012.

The exchange offer, certain terms of which are listed in the table below, is being made pursuant to a Form S-4 Registration Statement (the “Registration Statement”), which was filed with the SEC today. The Registration Statement sets forth a more comprehensive description of the terms of the offer.

Title of Security	CUSIP Number	Principal Amount Outstanding	Exchange Price	Exchange Consideration (1)	Early Exchange Premium (1)	Total Exchange Consideration (1) (2) (3)
6.875% Senior Notes due 2012	88947EAA8	$139.8 million	$1,041.25	$993.38 principal amount of New Notes	$20.00 principal amount of New Notes	$1,013.38 principal amount of New Notes
5.95% Senior Notes due 2013	88947EAC4	$141.6 million	$1,062.50	$1,014.06 principal amount of New Notes	$20.00 principal amount of New Notes	$1,034.06 principal amount of New Notes

(1)	Per $1,000 principal amount of Outstanding Notes and excluding accrued and unpaid interest, which will be paid in addition to the total exchange consideration.
(2)	Includes early exchange premium.
(3)	The Total Exchange Consideration will equal $1,000 times the Exchange Price of the Outstanding Notes divided by a reopening price of $1,027.50.

*more*

The exchange offer is scheduled to expire at 12:00 midnight, New York City time, on March 2, 2012, unless extended or earlier terminated (the “Expiration Date”). Holders of Outstanding Notes must tender and not withdraw their Outstanding Notes on or before the early tender date, which is 5:00 p.m., New York City time, on February 16, 2012, unless extended, to receive the applicable total exchange consideration per $1,000 principal amount of their series of Outstanding Notes, as listed in the table above. Holders of Outstanding Notes who tender their Outstanding Notes after the early exchange date will be eligible to receive only the exchange consideration, which does not include the early exchange premium, as listed in the table above.

In addition to the total exchange consideration or exchange consideration, as applicable, holders of Outstanding Notes tendered and accepted for exchange will receive a cash payment representing accrued and unpaid interest on the tendered Outstanding Notes, to, but not including, the Settlement Date (as defined below), less the amount of accrued and unpaid interest on the New Notes issued to such holder on the Settlement Date.

Outstanding Notes tendered may be withdrawn at any time on or prior to the Expiration Date.

The exchange offer is subject to the satisfaction of certain conditions, including, but not limited to, the conditions that (i) the Cash Notes offering has been completed and $300 million aggregate principal amount of Cash Notes has been issued pursuant thereto, (ii) the New Notes issuable in the exchange offer are fungible for U.S. federal income tax purposes with the Cash Notes issued in the Cash Notes offering and (iii) the Registration Statement is declared effective and no stop order suspending its effectiveness or any proceeding for that purpose is outstanding (and neither condition (i), nor (ii), nor (iii) may be waived by Toll Brothers Finance Corp.). If any of the conditions is not satisfied, Toll Brothers Finance Corp. is not obligated to accept for exchange, and may delay the acceptance for exchange of, any tendered Outstanding Notes, in each event subject to applicable laws, and may terminate the exchange offer. The exchange offer is not conditioned on the tender of a minimum principal amount of Outstanding Notes of any series. Toll Brothers Finance Corp. is not soliciting consents from holders of Outstanding Notes in connection with the exchange offer.

Promptly after the expiration date and, upon satisfaction of all conditions to the exchange offer, the acceptance by Toll Brothers Finance Corp. of any and all Outstanding Notes validly tendered and not validly withdrawn (such date, the “Settlement Date”), Toll Brothers Finance Corp. will pay the exchange consideration or the total exchange consideration, as applicable.

Toll Brothers has retained Citigroup, Deutsche Bank Securities Inc. and RBS Securities Inc. to serve as dealer managers for the exchange offer and has retained D.F. King & Co., Inc. to serve as the exchange and information agent for the exchange offer.

*more*

Requests for exchange offer documents may be directed to D.F. King & Co., Inc. by telephone at (800) 431-9645 or collect at (212) 269-5550 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley. Questions regarding the exchange offer may be directed to: 1) Citigroup at (800) 558-3745 or collect at (212) 723-6106, 2) Deutsche Bank Securities Inc. at (855) 287-1922 or collect at (212) 250-7527; or 3) RBS Securities Inc. at (877) 297-9832 or collect at (203) 897-4825.

A Registration Statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The exchange offer is made only by and pursuant to the terms of the Registration Statement and the related Letter of Transmittal and the information in this press release is qualified by reference to the Registration Statement and the related Letter of Transmittal. None of Toll Brothers, Inc., Toll Brothers Finance Corp., the dealer managers or the exchange and information agent makes any recommendations as to whether holders should tender their Outstanding Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Outstanding Notes, and, if so, the principal amount of Outstanding Notes to tender.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, and Washington.

###